Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: June 15, 2010

CONTACT: John P. Olsen, President and CEO of Denmark Bancshares, Inc.

Jill Feiler, President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Declares Cash Dividend

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and CEO of Denmark State Bank, which operates six offices in Brown and Manitowoc County, announced the declaration of a semi-annual cash dividend of $7.25 per share. The cash dividend is payable on July 1, 2010, to shareholders of record as of the close of business on June 8, 2010. "While weaknesses within the economy remain, DBI has maintained its strong capital position. As a result, we are pleased to continue the payment of our semi-annual dividend at the same level for the fifth dividend declaration in a row," said Mr. Olsen. This represents the 53rd consecutive semi-annual dividend paid since DBI's inception in 1983 as a bank holding company.

As of March 31, 2010, DBI's leverage capital ratio was 13.1% and total capital as percentage of risk-based assets ratio was 18.1% compared to 13.2% and 17.9%, respectively, as of December 31, 2009.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $402 million as of March 31, 2010. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.